Exhibit (a)(29)

PROFUNDS

UNANIMOUS WRITTEN CONSENT OF BOARD OF TRUSTEES TO ACTIONS TAKEN WITHOUT A MEETING

The undersigned, being all of the Trustees of ProFunds, a Delaware statutory trust (the “Trust”), acting pursuant to Article 5, Section 5.12.3 of the Amended and Restated Declaration of Trust dated October 28, 1997 (the “Declaration”) and Article 11, Section 2 of the Trust’s Bylaws, hereby consent to the taking of the following action and the adoption of the following resolutions on behalf of the Trust, and each of its series, without a meeting, such action and resolutions to have the same force and effect as though duly taken and adopted at a meeting of the Board of Trustees of the Trust duly called and legally held:

Authorization of the Establishment and Designation of Forty-Six New Series of ProFunds

RESOLVED, that the Establishment and Designation of Series as provided for in Section 4.9.2 of the Declaration, to designate and establish forty-six additional series of shares of beneficial interest, known as the:

Broad Market ProFund	ProFund VP Broad Market
Dividend Equities ProFund	ProFund VP Dividend Equities
Equal OTC ProFund	ProFund VP Equal OTC
UltraLatin America ProFund	ProFund VP UltraLatin America
Short Broad Market ProFund	ProFund VP Short Broad Market
Short Dividend Equities ProFund	ProFund VP Short Dividend Equities
Short Equal OTC ProFund	ProFund VP Short Equal OTC
Short Asia ProFund	ProFund VP Short Asia
Short Europe 30 ProFund	ProFund VP Short Europe 30
UltraShort Latin America ProFund	ProFund VP UltraShort Latin America
Transportation UltraSector ProFund	ProFund VP Transportation UltraSector
Short Basic Materials ProFund	ProFund VP Short Basic Materials
Short Biotechnology ProFund	ProFund VP Short Biotechnology
Short Consumer Goods ProFund	ProFund VP Short Consumer Goods
Short Consumer Services ProFund	ProFund VP Short Consumer Services
Short Financials ProFund	ProFund VP Short Financials
Short Health Care ProFund	ProFund VP Short Health Care
Short Industrials ProFund	ProFund VP Short Industrials
Short Oil Equipment Services & Distribution ProFund	ProFund VP Short Oil Equipment Services & Distribution
Short Technology ProFund	ProFund VP Short Technology
Short Telecommunications ProFund	ProFund VP Short Telecommunications
Short Transportation ProFund	ProFund VP Short Transportation
U.S. Government 10 ProFund	ProFund VP U.S. Government 10

(each of which bears the expenses attributable to it and otherwise has the relative rights and preferences set forth in the Declaration), is hereby authorized and approved, effective upon the date of registering the Funds as investment companies under the Investment Company Act of 1940, as amended (“ 1940 Act”);

FURTHER RESOLVED, that any officer of the Trust be, and hereby is, authorized to cause the Declaration and other necessary documents to be filed wherever in the discretion of such officer such filing is appropriate.

This Unanimous Written Consent may be executed in one or more counterparts, which together shall constitute a single document.

Dated as of May 9, 2006.

/s/ Michael L. Sapir	/s/ Michael C. Wachs
Michael L. Sapir Trustee	Michael C. Wachs Trustee

/s/ Russell S. Reynolds
Russell S. Reynolds, III Trustee